EXHIBIT 5.1

WILMERHALE LETTERHEAD

November 10, 2005

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Cockeysville, Maryland 21030

Re:                               Sinclair Broadcast Group, Inc. 1998 Employee Stock Purchase Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 1,200,000 shares of class A common stock, $0.01 par value per share (the “Shares”), of Sinclair Broadcast Group, Inc., a Maryland corporation (the “Company”), issuable under the Company’s 1998 Employee Stock Purchase Plan (the “Plan”).

We have examined the Articles of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, including the Unanimous Written Consent of the Company’s Compensation Committee dated November 7, 2005, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We note that the Company has advised us that, within twelve months of the Compensation Committee’s approval of the amendment to the Plan that allows for the Shares to be issued under the Plan (the “Amendment”), it will submit the Amendment to its shareholders for approval as provided under Section 423 of the Internal Revenue Code of 1986, as amended.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of Maryland and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and when such Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Wilmer Cutler Pickering Hale and Dorr LLP

WILMER CUTLER PICKERING

HALE AND DORR LLP